CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-279757), Form S-1 (No. 333-291603) and Form S-8 (Nos. 333-293836, 333-292152, 333-291155, 333-286549, 333-260564, 333-264295, 333-271241, and 333-278623) of Rent the Runway, Inc. of our report dated April 14, 2026 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 14, 2026